Exhibit 10.45

        October 22, 2001

Mr. Frederick G. Silny
2247 West Silver Lake Drive
Los Angeles, California 90039

Dear Fred:

        I am very pleased to extend to you an offer of employment at GUESS?, Inc. as Senior Vice President and Chief Financial Officer. You will report directly to Carlos Alberini, President and COO. This is a very exciting area of the company that offers many opportunities, and we feel you would be an excellent addition to the team.

        The terms of your offer are as follows:

  1.
  Base salary of $300,000.00 paid in accordance with the Company's normal payroll practices.

  2.
  You will be eligible to participate in the Guess?, Inc. Annual Incentive Bonus Plan, which currently bases awards on your individual performance and objectives, department objectives and Company objectives.

  3.
  In addition to the compensation set forth above and subject to approval by the GUESS?, Inc. Compensation Committee at its next meeting (which is currently scheduled for November 5, 2001, and is subject to change), you will be granted the following equity compensation on your first day of employment pursuant to the Guess?, Inc. 1996 Equity Incentive Plan:

  (a)
  Incentive stock options (to the extent permitted by the Plan and any excess over that permitted amount in the form of non-qualified stock options) to purchase 80,000 shares of the Common Stock of GUESS?, Inc. with an exercise price equal to the closing price of the Common Stock on your first day of employment. Such stock options will vest over a four-year period as follows: one-fourth of your options will vest on each anniversary of the date of grant until fully vested.

  (b)
  Restricted stock in the amount of 10,000 shares of Common Stock subject to your signing of a restricted stock agreement with standard terms and conditions for restricted stock awards as determined by the Compensation Committee. Among other conditions, you will be required to (i) pay the par value of your restricted stock on the date of grant and (ii) your restricted stock will vest over a three-year period as follows: one-fourth on each of the first and second anniversaries of the date of grant and the remaining one-half on the third anniversary of the date of grant.

  4.
  Medical, dental, life, disability, and vacation benefits commensurate in accordance with your position at GUESS?, Inc. You will be eligible to participate in the GUESS?, Inc. 401k Savings Plan following the completion of your first year of service. You will be provided with a summary and details of these benefits.

  5.
  If GUESS?, Inc., should either terminate or constructively terminate your employment at any time for any reason, other than for cause, you shall be entitled to payments in the amount of six months base salary and health insurance benefits (at the rate as of the date of termination), paid in accordance with the Company's normal payroll practices. Constructive termination shall include material diminution of duties, responsibilities and/or compensation or relocation of employee's job location outside of the Los Angeles metropolitan area. If, subsequent to your termination pursuant to this paragraph, you begin full employment, part-time employment or consulting engagements prior to the end of such six month period following your termination, which includes compensation in an amount equal or greater than your compensation at GUESS?, Inc., any payments due to you under this subsequent paragraph shall be forfeited. If you accept and begin employment prior to the end of the six month period at a salary lower than your base salary at GUESS?, Inc., GUESS? Inc. will pay you the difference in compensation for this period.

        In accordance with government regulation, all new employees must present eligibility to work. On your first day of employment, please bring in documents to establish both identification and employment eligibility from the attached list of acceptable documents (Form I-9). If you are unable to present these documents, you will not be able to commence employment.

        Please indicate your acceptance of this offer by signing at the end of this letter and returning it to me in the envelope provided. The other copy is yours to keep.

        We look forward to your joining us at GUESS?, Inc., and a prosperous future together. Please feel free to contact me if you have any questions.

Sincerely,
/s/ CARLOS ABERINI Carlos Aberini Guess? Inc. President and COO
AGREED & ACCEPTED
/s/ FREDERICK G. SILNY 10/23/01 Frederick G. Silny Date